Via Facsimile and U.S. Mail
Mail Stop 6010


January 11, 2006


Mr. Terry M. Deru
President and Director
Prime Resource, Inc.
1245 East Brickyard Road
Suite 590
Salt Lake City, UT  84106

Re:	Prime Resource, Inc.
Form 10-KSB for Fiscal Year Ended December 31, 2004
File No. 333-88480

Dear Mr. Deru:

	We have completed our review of your Form 10-KSB and have no further comments at this time.

								Sincerely,



      Kevin Woody
								Branch Chief